Exhibit 10.1

INDEPENDENT CONTRACTOR SERVICE AGREEMENT

THIS INDEPENDENT CONTRACTOR SERVICE AGREEMENT (the “Agreement”), dated as of January 1, 2011, is entered into by and between WACCAMAW BANK (the “Company”), a North Carolina-chartered commercial bank with its principal place of business in Whiteville, North Carolina, and BANK SOLUTIONS, LLC, a North Carolina banking corporation (the “Contractor”) (the Company and the Contractor are sometimes referred to herein, collectively, as the “Parties”).

WHEREAS, the Contractor’s principal, James G. Graham, has recently retired from his role as President of the Company and will retire as Chief Executive Officer of the Company on March 1, 2011 and has expertise, professional experience, and a strong knowledge-base that would continue to be of benefit to the Company;

WHEREAS, the Company desires to retain the services of the Contractor to assist: (i) during the period during which the Company is transitioning to a new principal executive officer; (ii) with continuation and completion of the Company’s ongoing capital formation efforts and other strategic initiatives; and (iii) with key customers and investor relations’ functions (hereinafter, collectively, the “Services”);

WHEREAS, the Contractor is willing to render Services to the Company in accordance with the terms of this Agreement; and

WHEREAS, the Company and the Contractor desire to enter into this Agreement so as to specify their respective rights, obligations, and duties.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, it is understood and agreed by and between the Parties as follows:

Services and Duties. The Contractor shall perform the Services and associated tasks related thereto that are reasonably requested by the Company in keeping with the areas identified above. The Contractor shall use its best efforts in performing Services for the Company during such times as are mutually agreeable to Company and Contractor.

Fees and Expenses. In consideration of the performance of the Services under this Agreement, the Company shall pay to Contractor compensation in the amount of One Hundred Twenty-Five Dollars ($125.00) per hour actually worked during the Term (defined below) of this Agreement, which will be payable in accordance with the Company’s ordinary pay schedule. It is understood and agreed that the Company will not reimburse Contractor for any costs or expenses incurred by Contractor in performing Services hereunder unless explicitly approved by the Company in writing or otherwise provided in this Agreement. Except as expressly provided herein, Contractor shall not be entitled to any other compensation or consideration from the Company for Services provided under this Agreement.

Term and Termination. Unless sooner terminated as provided herein, the term of this Agreement shall be for a period of four (4) months (the “Term”), with such Term commencing on March 1, 2011. This Agreement will automatically terminate upon the occurrence of any of the following events (each, an “Automatic Termination Event”): (i) the death or disability of the Contractor resulting in Contractor’s inability to perform the Services contemplated in this Agreement or (ii) the expiration of the Term. Upon an

Automatic Termination Event, this Agreement will be of no further effect, and Contractor will be entitled to no additional payments under this Agreement for future services.

This Agreement may be terminated by Contractor for any reason by giving thirty (30) days written notice to the Company. If termination is accomplished in this manner, the effective date of termination shall be the thirtieth (30th) day following receipt of the termination notice by the Company. Upon the effective date of any termination by the Contractor of this Agreement, this Agreement will cease to be of any further effect and Company will have no further monetary obligations to Contractor under this Agreement.

Company Early Termination. Contractor acknowledges that Company may terminate this Agreement, without repercussion and with no further payments owed to Contractor, prior to the expiration of the Term of this Agreement if it is pursuant to a Valid Early Termination. For purposes of this Agreement, a “Valid Early Termination” shall mean the Company terminating this Agreement for any of the following reasons:

(a) The Company makes the determination, in good faith, that Contractor has breached in any material respect any of the terms or conditions of this Agreement or is engaged or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Company or any of its affiliates or which has had or likely will have a material adverse effect on the business or reputation of the Company or any of its affiliates;

(b) The violation by Contractor of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Company or any of its affiliates or subsidiaries including without limitation the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Richmond or the Board of Governors of the Federal Reserve System, the Office of the North Carolina Commissioner of Banks, or any other financial regulatory agency, state or federal, having legal jurisdiction over the Company or its affiliates (each, a “Bank Regulatory Authority”), which results from Contractor’s negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to the Company or any affiliate thereof or to the reputation of the Company or any affiliate thereof;

(c) The commission in the course of Contractor’s Services under this Agreement of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction); or

(d) The conviction of Contractor of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Contractor from serving as an agent of, or a party affiliated with, the Company or any of its affiliates.

Working Facilities and Equipment. It is understood and agreed that the Company shall not be obligated to provide any working facilities or other equipment to the Contractor, it being the responsibility of the Contractor, at Contractor’s sole cost and expense, to provide such facilities and equipment as Contractor may need in order to perform Services pursuant to this Agreement. Notwithstanding the foregoing, the Company may, in its sole discretion, elect to provide Contractor access to such equipment, facilities, files, records, and data as the Company shall, in its sole discretion, deem to be desirable in furtherance of Contractor’s Services to be rendered hereunder.

Independent Contractor. The relationship of the Parties established by this Agreement is solely that of independent contractors, and nothing contained in this Agreement shall be construed to make Contractor (or his agents or employees) the employee or representative, agent, or co-venturer of the Company or any of its affiliates for any purpose. The Company shall neither have nor exercise any control or direction over the methods by which Contractor shall perform his duties and functions; provided, however, that Contractor agrees that all work performed pursuant to this Agreement shall be in strict accordance with the highest professional standards and that Contractor will comply with all applicable federal, state and local laws and regulations, including any applicable law, rule, regulation, or requirement of any state or federal bank or securities regulatory agency. It is further understood and agreed that Contractor, and/or his employees or agents, shall have no claim under this Agreement against the Company or any of its affiliates for social security benefits, workers’ compensation benefits, disability benefits, unemployment benefits, retirement benefits, health insurance benefits, vacation pay, sick leave, or any other employee benefit of any kind.

Contractor shall be solely responsible for the payment of any and all applicable federal, state, and local taxes, including, without limitation, income taxes, FICA taxes, unemployment, and self-employment taxes on any and all compensation and reimbursements Contractor receives pursuant to this Agreement. The Company will not withhold for any of Contractor’s tax liabilities under this Agreement. Contractor agrees to indemnify and hold harmless the Company, and any affiliate of the Company, and any officers, employees, agents, directors, successors, or assigns of the Company or its affiliates, from any liability due to failure to collect or pay any such federal, state, or local taxes owed under this Agreement.

Confidentiality. The Company may provide Contractor with limited access to the Company’s or its affiliates’ information and computer systems, the use of which shall be governed by the terms of this Agreement. In addition, Contractor will, in some cases, have access to confidential information. Contractor shall not (and shall not permit any of his agents or employees), at any time, either during or after the term of this Agreement, use for his own benefit, directly or indirectly, or divulge or make known to any individual, partnership, trust, company, business entity or any other person, any proprietary or confidential information relating to the Company, the Company’s affiliates or any subsidiary, the Company’s customers, or any entities having a contractual relationship with the Company, including, without limitation, any information relative to the Company’s or such entity’s financial condition, business operations, methods, procedures or systems for providing services, or otherwise engaging in the business affairs of such entities. Notwithstanding anything else provided for herein, in the event of a breach of the obligations of Contractor under this Section, Contractor hereby acknowledges that the ordinary remedies available at law would be insufficient, and that accordingly the Company shall be entitled to specific performance and injunctive relief in such event. Contractor agrees and acknowledges that such equitable relief would be in addition to any other legal remedies available to Company. The confidentiality obligation set forth in this Section is in addition to, and not in place of, any other confidentiality agreement that Contractor may have in place with the Company or any affiliate of the Company pursuant to any other agreement, contract, or understanding.

Limitations On Authority. It is understood by the Parties that Contractor is an independent agent of the Company and as such, his authority to act in the furtherance of the Company’s business is strictly limited by the terms of this Agreement and cannot be expanded in any manner for any purpose except by the express written consent of the Company. The Contractor will not make representations or promises on the part of the Company except as expressly authorized by the Company in writing. Contractor does not have the authority to pledge the Company’s, or any of its affiliates’, credit or extend or solicit credit in the name of or on behalf of the Company or any affiliate. Contractor shall not use the name of the Company or any affiliate in reference to leases, loans, or credit of any kind. Contractor recognizes and agrees that he has no authority to enter into contracts or agreements on behalf of the Company or any affiliate except as expressly authorized by the Company in writing. Any such contracts or agreements not so authorized by the Company shall be null and void unless subsequently duly ratified in written form by the Company.

Records. Contractor shall in a timely manner maintain customary, proper records related to the Services rendered hereunder. All records and other documents produced or maintained during the course of and related to Contractor’s Services under this Agreement shall be and remain the property of the Company. Upon the earlier of the request of the Company or termination of this Agreement for any reason, Contractor must immediately return to the Company all property of the Company or its affiliates, including but not limited to customer information, manuals and originals, copies or summaries of all documents, and records related to the Company or its affiliates, whether produced by the Contractor or his agents or provided to Contractor by the Company or its affiliates.

Indemnification. Contractor hereby agrees to indemnify, defend, and hold harmless the Company, its owners, officers, directors, shareholders, employees, affiliates, contractors, and agents, from any claim, loss, damage, liability, cost, or expense (including but not limited to reasonable attorneys’ fees as allowed by law), arising out of his negligence or willful misconduct or any breach of any representation or covenant made by Contractor in this Agreement.

Company hereby agrees to indemnify, defend, and hold harmless Contractor from any claim, loss, damage, liability, cost, or expense (including but not limited to reasonable attorneys’ fees as allowed by law), arising out of his Services rendered hereunder, except where such claim, loss, damage, liability, cost, or expense is due, in whole or in part, to Contractor’s negligence or willful misconduct or any breach of any representation or covenant made by Contractor in this Agreement.

Assignment. This Agreement shall not be assignable by the Contractor. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.

Notice. Each notice, approval, or consent required or permitted by this Agreement shall be in writing and shall be given or made by personal delivery, or sent by certified mail, postage prepaid, or by nationally recognized, overnight carrier with signature required, to the following addresses (or to such other address as shall be furnished by one Party to the other from time to time):

The Company:	Contractor:
Waccamaw Bank	Bank Solutions, LLC
Attn: Alan W. Thompson	Attn: James G. Graham
110 N. J.K. Powell Blvd.	1114 Pinckney St.
Whiteville, NC 28472	Whiteville, NC 28472

All notices, approvals, or consents shall be deemed effectively given, (i) in the case of personal delivery, on the date delivered, (ii) in the case of certified mail, two (2) business days after the date postmarked as the date of deposit in the mail, and (iii) in the case of overnight carrier, on the date of delivery indicated in the carrier’s written or electronic records.

Amendments. This Agreement may not be modified, amended, altered, or waived except by separate written agreement signed by the Company and Contractor. No change or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be effective if not in writing and signed by an authorized representative of the waiving party.

Governing Law. The Parties desire and agree that this Agreement and any dispute arising under this Agreement shall be governed by, and construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed within said state without giving effect to conflict of laws principles. Contractor consents to the exclusive jurisdiction of the North Carolina courts (federal or state) with respect to any dispute arising under this Agreement.

Severability. In the event any portion of this Agreement is determined to be invalid or unenforceable under any applicable law by a court of competent jurisdiction, said portion shall be severed from this Agreement and the remainder of this Agreement shall continue in full force and effect.

Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Contractor with respect to the subject matter hereof and supersedes any and all agreements, either oral or in writing, between the Company and the Contractor, with respect to the subject matter of this Agreement, provided however, that the provisions and covenants of Paragraph 5 of Contractor’s former employment agreement with the Company and Waccamaw Bankshares, Inc., dated as of October 30, 2007, shall continue in full force and effect.

Dispute Resolution. The Parties shall attempt in good faith to settle any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement, or any amendment hereof, or the breach hereof, by negotiation and mutual agreement; provided that if the Parties are not able to agree within a reasonable period of time, then any such dispute or disagreement shall be resolved by submitting such dispute first to mediation and second to binding arbitration in Columbus County, North Carolina or such other county as the Parties may otherwise mutually agree. Either Party may make written demand for mediation, in which case the Parties shall mediate the dispute or disagreement in Columbus County, North Carolina (or such other county as the Parties may otherwise mutually agree), with the mediator mutually agreed upon by the Parties hereto. Fees and costs of the mediation shall be borne equally by the Parties, and each Party shall pay its own professional fees and costs. If the dispute or disagreement is not settled by mediation within a reasonable period of time, then either Party may demand arbitration, in which case the dispute or disagreement shall be arbitrated in accordance with rules and procedures established by the American Arbitration Association’s Commercial Arbitration Rules or the rules of its successor entity, if any. Any award rendered by the arbitrator shall be final and binding upon each of the Parties, and judgment thereof may be entered in any court having jurisdiction thereof. The costs of the arbitrator shall be borne equally by both Parties.

Regulatory Matters. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Company (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Company is declared by any Bank Regulatory Authority to be insolvent, in default, or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Company such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Company, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Bank Regulatory Authority, or (iii) otherwise would be prohibited by any Bank Regulatory Authority.

The Parties have executed this Agreement as of the date first written above.

WACCAMAW BANK		CONTRACTOR: Bank Solutions, LLC

By	/s/ Alan W. Thompson	/s/ James G. Graham
	Alan W. Thompson	James G. Graham
	Chairman of the Board of Directors	Member